Exhibit 10.51

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “***”.

NERVE END CAP SUPPLY AGREEMENT

This Commercial Supply Agreement (this "Agreement") is entered into and effective this day of June, 2017, by and between Cook Biotech Incorporated, an Indiana corporation ("COOK"), having a place of business at 1425 Innovation Place, West Lafayette, Indiana 47906, and AxoGen Corporation, a Delaware corporation having a place of business at 13631, Suite 400, Progress Blvd, Alachua, FL, 32615 ("PURCHASER" or "DISTRIBUTOR")

RECITALS

1. PURCHASER is engaged in the sale and marketing of medical devices;

2. COOK is engaged in the manufacture and sale of medical devices;

3. PURCHASER and COOK desire to have COOK manufacture certain medical devices for use in surgical procedures for peripheral nerve termination, for sale to and resale by PURCHASER.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

Article 1, DEFINITIONS

As used in this Agreement the following words and phrases shall have the following meanings:

1.1 "Affiliate" of a party hereto shall mean any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation)..

1.2 "Cancellation Foes" shall be the fees payable by PURCHASER for modification or cancellation of a Finn Purchase Order.

1.3 "Confidential Information" shall mean all information and data provided by one party to the other party except any portion of such information and data which:

(i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party;

(ii) is disclosed to the recipient by a third person who has the right to make such disclosure;

(iii) is or becomes part of the public domain through no fault of the recipient; or

(iv) the recipient can reasonably establish is independently developed by recipient without access to the information disclosed by the disclosing party.

1.4 "Contract Requirements" shall mean one hundred percent (100%) of the quantity of a Device used, sold and/or distributed by PURCHASER in the Territory.

1.5 "Current Good Manufacturing Practices" or "cGMP" shall mean the good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA Regulations (including without limitation 21 CFR 820), policies or guidelines, in effect at any time during the term of this Agreement, for the manufacture of Devices.

1.6 "Delivery Date" shall mean the date that Device is delivered to a common carrier chosen by COOK.

1.7 "Device or Devices" shall mean the medical device(s) defined on Exhibit "A" attached hereto and by reference made a part hereof.

1.8 "Device History Record" shall mean a compilation of records containing the manufacturing history for the Device.

1.9 "Device Master Record" shall mean, with respect to the Device a compilation of records containing the procedures and specifications for the Device.

1.10 "Distribution Agreement" shall mean the Distribution Agreement between PURCHASER and COOK dated August 27, 2008 as amended.

1.11 "Effective Date" shall mean the date of this Agreement as set forth above.

1.12 "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

1.13 "FD&C Act" shall mean the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time.

1.14 "Lot" shall mean a specific quantity of a Device comprising a number of Units mutually agreed upon between PURCHASER and COOK, and that (a) is intended to have uniform character and quality within specified limits, and (b) is manufactured according to a single manufacturing order during the same cycle of manufacturing.

1.15 "Purchase Order" shall mean written orders from PURCHASER to COOK which shall specify (a) the quantity of Devices ordered, (b) delivery dates, and (c) delivery destinations.

1.16 "Regulatory Authority" shall mean those agencies or authorities responsible for regulation of the Devices in United States.

1.17 "Specifications" shall mean the specifications for the Devices that are set forth on Exhibit "A" as may be modified by agreement of the parties hereto.

1.18. "Territory" shall mean worldwide.

Article 2, PURCHASE AND SUPPLY OF DEVICE

2.1 Agreement to Purchase and Supply. Pursuant to the terms and conditions of this Agreement, PURCHASER shall purchase from COOK the Contract Requirements of Device, and COOK shall use good faith efforts to manufacture and deliver to PURCHASER the Contract Requirements of Device in accordance with this Agreement. During the Term, COOK shall exclusively sell the Device to PURCHASER subject to the terms and conditions of this Agreement; for clarity, nothing in this Agreement will limit COOK's right to make, use, sell, offer to sell or import products other than the Device.

2.2 Reproduction, Rework or Reprocessing. If during the manufacture of any Lot, any reprocessing, rework, or reproduction is required in order to meet the Specifications, COOK shall conduct such reprocessing, rework, or reproduction in compliance with cGMPs. Any reprocessing, rework or reproduction which is not covered by cGMPs must be approved in writing by PURCHASER prior to implementation. Unless such reprocessing, rework or reproduction is required solely as a result of changes required to be made to the Specifications as agreed to by the parties, or the negligence or willful misconduct of PURCHASER, COOK shall be responsible for all costs and expenses incurred in connection with such reprocessing, rework or reproduction.

2.3 Cook Storage.

2.3.1 Device Storage. In no event shall COOK be required to store Devices for more than thirty (30) days after the Device is manufactured without COOK's prior written consent and PURCHASER' s agreement to reimburse COOK for all costs incurred in connection with such storage.

2.3.2 Third Party Storage. COOK shall be permitted to store Devices in third party storage facilities. After more than thirty (30) days from the date the Device is manufactured, COOK shall have no liability for, and PURCHASER releases all claims against COOK arising out of, any damage or loss to Devices, arising out of, or in connection with, the storage in such third-party facility.

2.4 PURCHASER Storage, Records, Distribution and Labeling

2.4.1 Storage and Distribution. PURCHASER shall distribute, handle, store and warehouse Devices in a manner that is consistent with cGMP.

2.4.2 Records. PURCHASER shall maintain records and documentation relating to Devices in accordance with cGMP. Records shall include, without limitation, the name, address and telephone numbers of purchasers of Devices or products incorporating Devices and catalogue and lot numbers for such products or Devices. COOK shall have reasonable access to review and inspect such records.

2.4.3 Labeling. PURCHASER shall label all products incorporating Devices in compliance with cGMP, 21 CFR Part 801.

2.5 PURCHASER Efforts.  PURCHASER shall use commercially reasonable efforts to promote, train the sales force on and solicit the sale of all Devices within the Field in the Territory, and use its commercially reasonable efforts to not promote or solicit the sale of the Device for use outside of the Field unless agreed to by the parties.

Article 3, FORECASTS, ORDERS, and CAPACITY

3.1 Forecasts and Order Limits. PURCHASER will provide COOK with an initial stocking order of Devices. Commencing on the date of this Agreement through the Term, PURCHASER shall provide to COOK weekly purchase orders. Such purchase orders will become the standard for this Agreement and continue for the Term without regard to any termination of the Distribution Agreement. Notwithstanding anything else contained herein, in no event shall COOK be obligated to accept an order for a quantity of the Device for any single month which is in excess of two hundred percent (200%) of the average number delivered to PURCHASER in three (3) months prior to such single month.

3.2 Purchase Orders.  Prior to or on the tenth (10th) calendar day of each month, PURCHASER shall submit Purchase Orders to COOK covering PURCHASER's purchases of Device pursuant to this Agreement at a minimum to replenish its stocking order pursuant to Section 3.1.  PURCHASER shall not, without the written consent of COOK, designate a delivery date in a Purchase Order earlier than Thirty (30) calendar days from the date PURCHASER submits the Purchase Order. COOK shall provide a confirmation of receipt of each Purchase Order setting forth the delivery date that COOK will meet for such order. Upon PURCHASER's receipt of the confirmation, such Purchase Order shall become a "Firm Purchase Order." If COOK is unable to meet the specified delivery date, COOK shall so notify PURCHASER and provide to PURCHASER an alternative delivery date which shall not be more than fifteen (15) calendar days later than the initial delivery date designated by PURCHASER in its Purchase Order. In the event that PURCHASER modifies or cancels a Firm Purchase Order without COOK's written consent, PURCHASER shall pay a cancellation fee equal to fifty percent (50%) of the Purchase Price of the Devices for such Purchase Order. To the extent of any conflict between Purchase Orders submitted by PURCHASER and this Agreement, this Agreement shall control.

Article 4, PRICE

4.1 Device Purchase Price.  The price to be paid by PURCHASER for Devices ("Purchase Price") shall be set forth in Exhibit "B" attached hereto and by reference made a part hereof.

4.2 Purchase Price Adjustment.  Prior to the start of each calendar year, starting for the calendar year 2019, the parties will negotiate in good faith an increase in the Purchase

Price based on changes in the Consumer Price Index and royalty obligations of COOK, and any adjustment as required in this Section 4.2. Upon thirty (30) days written notice to DISTRIBUTOR, COOK may adjust the price of the Device during the Term to reflect changes in the cost of materials, wages and FDA or other regulatory testing requirements paid by COOK in connection with the manufacture of the device, without written agreement of DISTRIBUTOR. In no event shall COOK make such an adjustment more than once in any given twelve month period, and unless COOK demonstrates that a greater increase is needed due to increased cost of materials or FDA or other regulatory testing requirements for the Device, in no event shall any increase in the Purchase Price be more than the percentage increase of the Consumer Price Index for that year, with the following two exceptions ("Greater Increase Conditions"): 1) COOK reasonably demonstrates to DISTRIBUTOR that a greater increase in the Purchase Price is needed due to an unusual increase in the cost of direct Device materials, in which case the increase in the Purchase Price of a unit of product shall be less than or equal to the increase in the direct material costs of the Device on a per unit basis; or 2) COOK reasonably demonstrates to DISTRIBUTOR that a greater increase in the Purchase Price is needed due to the direct costs of new testing requirements for the Device from the FDA or another regulatory agency, in which case the increase in the Purchase Price of a unit of product shall be less than or equal to the increase in the costs of the End Cap Device due to the direct costs of new testing requirements on a per unit basis. If COOK claims a Greater Increase Condition exists, DISTRIBUTOR may audit the claimed Greater Increase Condition in the following manner: during normal business hours upon reasonable notice COOK will allow a certified public accountant representing DISTRIBUTOR and reasonably acceptable to COOK and who enters into a reasonable confidentiality agreement with COOK, to visit the offices of COOK to inspect books and records directly related to the Greater Increase Condition in sufficient detail to verify the existence of the Greater Increase Condition. In the event the claimed Greater Increase Condition is shown not to exist, COOK will reimburse DISTRIBUTOR for the reasonable cost of such audit and the Purchase Price will not be adjusted for the claimed Greater Increase Condition. "Consumer Price Index" means the consumer price index for all urban consumers as published by the Bureau of Labor Statistics of the U.S. Department of Labor or any successor agency that assumes responsibility for the preparation of such index.

Article 5, SHIPMENT AND INVOICING

5.1 Delivery Terms. COOK shall pack the Device with regularly used packing material, shall label the Device in accordance with PURCHASER's supplied label content and formatting conforming to governmental regulation, and Devices shall be delivered to PURCHASER, or to a location designated by PURCHASER in the Purchase Order, in finished packaged form ready for sale to end-users DDP (Incoterms, 2010) PURCHASER's facility in Burlington, Texas, by a common carrier designated by COOK, at COOKS' s expense. Title to the Device shall pass to Distributor when delivered to PURCHASER's facility pursuant to the terms set forth above.

5.2 Shipment Out of U.S. PURCHASER will be the exporter of record for any Device shipped outside of the United States. PURCHASER warrants that all shipments of Device outside of the United States will be made in compliance with all applicable United States export laws and regulations, including the Export Administration Act, and all applicable import laws and regulations.

5.3 Payment Terms. PURCHASER shall pay COOK for the Device net thirty (30) days from the date of the receipt of proper invoice for the Device where such invoice shall be delivered along with the relevant shipment of the Device. Payments shall be made in U.S. dollars by check delivered to COOK by overnight delivery with a reputable overnight delivery service. Each invoice shall be payable by PURCHASER in accordance with the terms noted above. Payments not received within the times noted above shall bear interest at the lesser of (a) the maximum rate permitted by law, and (b) 1.5% per month on the outstanding balance compounded monthly.

5.4 Default in Payment Obligations. In addition to all other remedies available to COOK in the event of a PURCHASER default, if PURCHASER fails to make payments as required hereunder, COOK may refuse all further Purchase Orders, refuse to manufacture Devices until PURCHASER's account is paid in full, modify the foregoing terms of payment, place the account on a letter of credit basis, require full or partial payment in advance, suspend deliveries of Devices until PURCHASER provides assurance of performance reasonably satisfactory to COOK, and/or take other reasonable means as COOK may determine.

Article 6, ACCEPTANCE OF DEVICE

6.1 Device Conformity. Within thirty (30) calendar days from the date of shipment of the Device to PURCHASER, PURCHASER shall determine whether Device conforms to the Specifications.

6.1.1 If (a) any shipment of Device conforms to the Specifications, or (b) PURCHASER fails to notify COOK within the applicable time period that any shipment of Device does not conform to the Specifications, then PURCHASER shall be deemed to have accepted the Device and waived its right to revoke acceptance.

6.1.2 If PURCHASER believes any shipment of Device does not conform to the Specifications, including after acceptance as to those Specifications that cannot be inspected for conformity until the Device package is opened ("Post Acceptance Conformity"), it shall notify COOK by telephone including a detailed explanation of the non-conformity and shall confirm such notice in writing via overnight or e-mail delivery to COOK. Upon receipt of such notice, COOK will investigate such alleged non-conformity, and (i) if COOK agrees such Device is non-conforming, deliver to PURCHASER a corrective action plan within thirty (30) calendar days after receipt of PURCHASER's written notice of non-conformity, or such additional time as is reasonably required if such investigation or plan requires data from sources other than PURCHASER or COOK, or (ii) if COOK disagrees with PURCHASER's determination that the shipment of Device is non-conforming, COOK shall so notify PURCHASER by telephone within the fifteen (15) calendar day period and confirm such notice in writing by overnight or e-mail delivery.

6.1.3 if the parties dispute whether a shipment of Device is conforming or non-conforming, including Post Acceptance Conformity, the shipment of Device will be submitted to a mutually acceptable laboratory or consultant for resolution, whose determination of conformity or non-conformity, and the cause thereof of non-conformity, shall be binding upon the parties. The

PURCHASER shall bear the costs of such laboratory or consultant, except as set forth in Section 6.2.3.

6.2 Remedies for Non Conforming Device.

6.2.1 In the event COOK agrees that the Devices are non-conforming or the laboratory determines that the Devices are non-conforming, COOK shall replace such non-conforming Devices as soon as commercially reasonable.

6.2.2 PURCHASER shall pay for all Devices, including replacement Devices, except as specifically set forth in Section 6.2.3.

6.2.3 In the event COOK agrees, or the laboratory or consultant determines, that the Devices are non conforming solely as a result of the negligence or willful misconduct of COOK, then, to the extent paid for by PURCHASER, COOK will credit the Purchase Price for the replacement Device to PURCHASER, and shall bear the costs of such laboratory or consultant.

Article 7, TERM AND TERMINATION

7.1 Term. The term of this Agreement commences on the Effective Date and continues in full force and effect until August 27, 2027 unless extended by mutual agreement of the parties or earlier terminated in accordance with this Article 7 (the "Term").

7.2 Early Termination.  Either party may terminate this Agreement, effective immediately, without demand or judicial resolution, upon written notice to the other party, in the event of any of the following:

(i)a breach of any obligation to pay money under this Agreement, unless such obligation is disputed in good faith by the non-paying party, which breach is not cured within thirty (30) days after receiving written notice of such breach from the non-breaching party;

(ii)a breach of any non-monetary representation or warranty or obligation contemplated in this Agreement, which breach is not cured within sixty (60) calendar days after receiving written notice of such breach from the non-breaching party;

(iii)the other party's inability to pay its debts as the same become due; any assignment by the other party for the benefit of its creditors; the appointment of a receiver, liquidator, or committee of creditors for all or substantially all of the other party's business or assets; the filing of a petition for voluntary or involuntary bankruptcy or similar proceeding by or against the other party or the liquidation of the other party;

(iii)the expropriation, confiscation, or nationalization of all or substantially all of the other party's business or assets;

(iv)on a country-by-country basis, the introduction of any bill in the legislature of any national or governmental subdivision or the passage or issuance of any provision, statute, decree,

order, notice, rule or document having the force of law within any country within the Territory granting independent sales representatives, distributors, or dealers the right to receive extra contractual indemnification from principals upon the latter's termination or refusal to renew applicable agreements between the parties; or

(v)on a country-by-country basis, any change in the law which restricts, limits or prohibits the importation, sale, marketing or distribution of the Device.

7.3 Additional Termination Rights.

(i) After the fifth anniversary of the Term, either PURCHASER or Cook may terminate this Agreement, without cause, at any time upon ninety (90) days prior written notice of termination to Cook.

(ii) COOK may terminate this Agreement at any time upon written notice to PURCHASER with respect to any Device in any and all countries within the Territory based on: i) a third party allegation or a judgment issued by a court of proper jurisdiction that such Device infringes a third party patent not licensed to PURCHASER in a country where such Device is being marketed; or ii) PURCHASER's failure to generate commercially reasonable sales in Territory of Device as measured by sales similar to a competitive product at the same stage in its commercial launch as verified by a mutually acceptable third-party.

7.4 Additional Rights and Remedies. Subject to Section 12.1, termination under this Article 7 shall be in addition to the other rights and remedies of the terminating party. Termination of this Agreement for any reason shall not relieve any party of any obligations accruing prior to such termination.

7.5 Non-cancelable Costs and Expenses. In the event of the termination or cancellation of this Agreement, except by PURCHASER as a result of a breach by COOK under Section 7.2, PURCHASER shall (a) reimburse COOK for all Device materials and components ordered prior to termination and not cancelable at no cost to COOK, and (b) pay COOK the cancellation fees as set forth in Section 3.2. In addition, in the event of termination or cancellation for any reason, PURCHASER shall pay prices described in Article 4 for (i) all work-in-process commenced by COOK and (ii) all finished goods of COOK. COOK shall ship such materials to PURCHASER pursuant to Section 5.1. PURCHASER shall make payment for all expenses described in this Section 7.5 thirty (30) days from the invoice date.

7.6 Survival. Termination, expiration, cancellation or abandonment of this Agreement through any means or for any reason, except as set forth in Section 7.1, shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement. The provisions of Articles 7, 11, 12, 13, 14, 15, 16 and 17 hereof shall survive expiration or termination of this Agreement.

Article 8, MANUFACTURE OF DEVICES

8.1 Manufacture. COOK shall manufacture Devices in accordance with cGMP, the Specifications and the Quality Technical Agreement Version -01 between the PURCHASER and COOK, as amended from time to time by agreement of PURCHASER and COOK. Manufacturing deviations and investigations which occur during manufacture of Devices and which do not cause the manufacture to be non-compliant with cGMP shall not be deemed to cause such Device to be non-conforming.

8.2 Permits and Licenses. PURCHASER shall have sole responsibility, at its expense, for obtaining all government and statutory permits, approvals, registrations, certificates and licenses, and shell satisfy all governmental and other statutory requirements necessary or required for the sale, marketing and commercialization of each Device manufactured by COOK hereunder. COOK shall be responsible, at its expense, to obtain and maintain all government and statutory permits, approvals, registrations, certificates and licenses required for it to carry out manufacturing obligations hereunder.

8.3 Regulatory Requirements. Each party promptly shall notify the other of new regulatory requirements of which it becomes aware which are relevant to the manufacture of Devices under this Agreement and which are required by the FDA, any other applicable regulatory authority or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements.

8.4 Changes in Manufacturing:

8.4.1 Changes to Device Master Record and Specifications. COOK agrees to inform PURCHASER within fifteen (15) days of the result of any regulatory development or changes that materially affect the manufacture of the Devices. COOK shall notify PURCHASER of and require written approval from PURCHASER for changes to the Device Master Record prior to the manufacture of subsequent Lots of the Device.

8.4.2 Device-Specific Changes. If facility, equipment, process or system changes are required of COOK as a result of requirements set forth by the FDA or any other regulatory authority, and such regulatory changes apply primarily to the manufacture of the Device, then PURCHASER and COOK will review such requirements and agree in writing to such regulatory changes, and PURCHASER shall bear 100% of the reasonable costs thereof.

Article 9, REGULATORY

9.1 Regulatory Approvals. PURCHASER will be solely responsible for obtaining all regulatory approvals necessary for the sale, marketing and distribution of Devices or products incorporating Devices.

9.2 Regulatory Authority Inspections. COOK will notify PURCHASER within five (5) calendar days of all contacts with regulatory authorities (both written and verbal) related to Devices. COOK shall inform PURCHASER of the result of any regulatory inspection which directly affects the manufacture of Devices. In the event of an FDA inspection which directly involves a Device, PURCHASER shall be immediately informed of the issuance of the Notice of

Inspection (FDA Form 482). In the event that there are Inspectional Observations (FDA Form 483), PURCHASER shall be informed immediately and shall have the opportunity to review and provide COOK with comments to COOK's response. PURCHASER shall provide its comments to the response of these observations within ten (10) calendar days. The contents of COOK's response shall be determined by COOK in its sole discretion.

Article 10, TRADEMARKS AND PATENTS

10.1 PURCHASER grants to COOK a non-exclusive, royalty free license to use the PURCHASER's trademarks for the sole purpose of allowing COOK to fulfill its responsibilities under this Agreement. Such license shall not be transferable in whole or in part without prior written approval from PURCHASER, which will not be unreasonably withheld.

10.2 PURCHASER shall be solely responsible for selecting, registering and enforcing PURCHASER's trademarks used to identify the Device and except as set forth in Section 10.1 and shall have sole and exclusive rights in such PURCHASER Trademarks.

10.3 COOK acknowledges PURCHASER'S right, title and interest in the trade name that PURCHASER uses for the Device (provided such trade name does not use or incorporate or adopt any of the Trademarks or Cook's company names or any confusingly similar word or symbol), its trademarks and trade names listed in product sheets issued by PURCHASER (collectively "Purchaser Trademarks"), and COOK shall not at any time do or cause to be done any act or thing which directly or indirectly challenges, impairs or adversely affects the Purchaser Trademarks or PURCHASER's goodwill therein. COOK shall not acquire any right, title, or interest in the Purchaser Trademarks by virtue of the execution, performance or termination of this Agreement. COOK shall not use any Purchaser Trademark, without PURCHASER's prior written consent. All goodwill resulting from COOK's use of the Purchaser Trademarks shall inure to the benefit of PURCHASER. COOK will have no liability under this Agreement for any delay or failure to perform its obligations hereunder to the extent that such delay or failure is due to PURCHASER's failure to provide clear, timely and reasonable instructions with respect to COOKs use of Purchaser Trademarks in connection with the Device.

10.4 PURCHASER acknowledges COOK's exclusive right, title and interest in the trademarks and trade names listed in all catalog and product sheets issued by COOK (collectively "Cook Trademarks"), and PURCHASER shall not at any time do or cause to be done any act or thing which directly or indirectly challenges, impairs or adversely affects the Cook Trademarks or COOK's goodwill therein. PURCHASER shall not acquire any right, title, or interest in the Cook Trademarks by virtue of the execution, performance or termination of this Agreement. PURCHASER shall not use any Trademark, without COOK's prior written consent. Any goodwill resulting from PURCHASER's use of the Cook Trademarks shall inure to the benefit of COOK.

10.5 Except as provided expressly herein, PURCHASER may not use the Cook Trademarks or COOK's name in connection with the importation, marketing, distribution and sale of the Device. PURCHASER shall not use or adopt the Cook Trademarks or any confusingly similar word or symbol as part of its company name. PURCHASER shall submit to COOK for approval, prior to use, distribution, or disclosure of any advertising, promotion or publicity media in which COOK's name or the Cook Trademarks are to be used. The package label for the Device processed by COOK and delivered pursuant to this Agreement shall be designed by PURCHASER and follow applicable laws and regulations including stating "Manufactured for AxoGen Corporation" or variations thereof in small print. PURCHASER shall be responsible for all costs of repackaging and re-labeling the Device and any revision of the Device brochures and other educational materials, to the extent such repackaging, re-labeling and/or revisions are required due to Purchaser Trademark issues that arise with respect to the Device. COOK shall be responsible for all costs of repackaging and relabeling the Device and any revision of the Device brochures and other educational materials, to the extent such repackaging, re-labeling and/or revisions are required due to Cook Trademark issues that arise with respect to the Device. Notwithstanding the foregoing, COOK shall have the right to review and request the correction or deletion, at PURCHASER's expense, of any misleading, or false material from any such media.

10.6 PURCHASER will be solely responsible, at its sole expense, for, and except as otherwise provided in this Agreement, shall have the sole right to make all decisions and determinations with respect to marketing and sales of the Device, all subject to and in compliance with all applicable laws and regulations and the terms and conditions of this Agreement.

10.7 COOK reserves the right to bring such legal action in the courts or administrative agencies of any country within the Territory as may be required to prevent the infringement, imitation, unauthorized sale, purchase or distribution, illegal use, or misuse of the Cook Trademarks or COOK's name. PURCHASER promptly shall notify COOK of any infringement, imitation, unauthorized sale, purchase or distribution, illegal use, or misuse of the Cook Trademarks or COOK's name which comes to PURCHASER's attention, and shall render any assistance which COOK may reasonably request in protecting the Cook Trademarks or COOK's name.

10.8 PURCHASER grants to COOK a non-transferable, irrevocable, non-exclusive, royalty free license under any and all Applicable Purchaser Patents, to manufacture and sell the Devices to be supplied to PURCHASER by COOK pursuant to this Agreement, for the sole purpose of allowing COOK to perform under this Agreement. "Applicable Purchaser Patents" shall mean any patent or patent application owned by PURCHASER including at least one claim that encompasses Devices or their use or manufacture. Such licenses shall not be transferable in whole or in part without prior written approval from PURCHASER, which will not be unreasonably withheld. Except for the rights expressly granted, no right, title, or interest of any nature whatsoever is granted under the Applicable Purchaser Patents whether by implication, estoppel, reliance, or otherwise, by PURCHASER to COOK. Accordingly, all rights with respect to any know-how, patent or other intellectual property rights that are not specifically granted herein are reserved by PURCHASER.

10.9 COOK grants to PURCHASER a non-transferable, irrevocable, non-exclusive, royalty free license under any and all Applicable COOK Patents, to use, offer to sell, sell and import the Devices supplied to PURCHASER by COOK pursuant to this Agreement, for the sole purpose of allowing PURCHASER to perform under this Agreement. "Applicable Cook Patents" shall mean any patent or patent application owned by COOK including at least one claim that encompasses Devices or their use. Such license shall not be transferable in whole or in part without prior written approval from COOK, which will not be unreasonably withheld. Except for the rights expressly granted, no right, title, or interest of any nature whatsoever is granted under the Applicable Cook Patents whether by implication, estoppel, reliance, or otherwise, by COOK to PURCHASER. Accordingly, all rights with respect to any know-how, patent or other intellectual property rights that are not specifically granted herein are reserved by COOK.

Article 11, REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations. Each party hereby represents and warrants to the other party that (a) the person executing this Agreement is authorized to execute this Agreement; (b) this Agreement is legal and valid and the obligations binding upon such party are enforceable by their terms; and (c) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.2 COOK Warranty. COOK represents and warrants that:

(a) the Devices shall be: (i) manufactured in accordance with cGMP and the Specifications; (ii) be true to label when packaged and delivered to PURCHASER; (iii) be free from defects in materials and workmanship; and (iv) shall have a minimum shelf life of fourteen (14) months from the date of delivery. COOK represents and warrants that it has obtained (or will obtain prior to manufacturing Devices), and will remain in compliance with during the term of this Agreement, all permits, licenses and other authorizations (the "Permits") which are required under federal, state and local laws, rules and regulations applicable to the manufacture only of Devices; provided, however, COOK shall have no obligation to obtain Permits relating to the sale, marketing, distribution or use of Devices or with respect to the labeling of Devices; and

(b) COOK agrees to undertake and to cause its suppliers, if any, to undertake such quality control and inspection procedures as required by the FDA ("Quality Plan"). COOK will, upon written request of the DISTRIBUTOR, share its Quality Plan with the DISTRIBUTOR prior to delivery of the initial Device order and on an annual basis thereafter. DISTRIBUTOR shall-have the right (at its expense) from time to time but no more frequently than once a calendar year, and upon reasonable advance written request and during normal business hours, to inspect the facilities of COOK and any manufacturing facilities, storage/handling facilities and any other facilities or entities used by COOK or third parties, on behalf of COOK for the supply, manufacture and storage of the Device to review their compliance with the requirements of Section 351 of the Public Health Services Act that apply to the Device and all other applicable laws and regulations for the Device in the United States or comparable laws and regulations of foreign regulatory authorities for the Territory; provided, however, if during the course of any such inspection DISTRIBUTOR determines that COOK is not in compliance with the requirements of the Quality Plan, including but not limited to compliance with Section 351 of the Public Health Services Act that apply to the Device or any other applicable laws and regulations that apply to the Device or comparable regulations of foreign regulatory authorities for Territory (a "Non-Compliant Item"), DISTRIBUTOR shall be permitted to perform such additional inspections within a calendar year as are required for the sole purpose of confirming that COOK has corrected, and is then in compliance with, any Non-Complaint Item discovered in DISTRIBUTOR's immediately preceding inspection. Any information that DISTRIBUTOR learns in the course of such inspections shall be deemed the Confidential Information of COOK, subject to DISTRIBUTOR's confidentiality obligations hereunder, may be used by DISTRIBUTOR for the sole purpose of ensuring compliance by COOK with its obligations under this Section 11.2, and may not be otherwise used or disclosed by DISTRIBUTOR without the prior written consent of COOK. COOK shall not be required, in the course of such inspections to reveal any trade secrets to DISTRIBUTOR. DISTRIBUTOR agrees to work with COOK in order to assist its compliance with Section 351 of the Public Health Services Act as it applies to the End Cap Product and other applicable laws and regulations.

COOK makes no representation or warranty with respect to printed materials supplied by PURCHASER or its consignee.

11.3 Disclaimer of Warranties. Except for those warranties set forth in Sections 11.1 and 11.2 of this Agreement, COOK makes no other warranties, written, oral, express or implied, with respect to Devices or the manufacture of Devices. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY COOK. NO WARRANTIES OF COOK MAY BE CHANGED BY ANY REPRESENTATIVES OF COOK. PURCHASER accepts Devices subject to the terms hereof.

11.4 PURCHASER Warranties. PURCHASER warrants that (a) it has the right to give COOK any information provided by PURCHASER hereunder, and that COOK has the right to use such information for the manufacture of Devices, and (b) PURCHASER has no knowledge of any (i) patents or other intellectual rights that would be infringed by COOK's manufacture of Devices under this Agreement, or (ii) proprietary rights of third parties which would be violated by COOK's performance hereunder.

Article 12, LIMITATION OF LIABILITY

12.1 Limitation of Liability. PURCHASER's sole and exclusive remedy for breach of this Agreement is limited to those remedies set forth in Article 6 and at COOK's decision, in COOK's sole discretion, to either replace the non-conforming Device or reimburse PURCHASER for the Purchase Price for the non-conforming Device. Under no circumstances shall COOK be liable for loss of use or profits or other collateral, special, consequential or other damages, losses, or expenses, including but not limited to the cost of cover or the cost of a recall in connection with or by reason of the manufacture and delivery of Devices under this Agreement whether such claims are founded in tort or contract. The foregoing constitutes the sole and exclusive remedy of PURCHASER and the sole and exclusive liability of COOK. All claims by PURCHASER for breach or default under this Agreement shall be brought within one (1) year after the cause of action accrued or shall be deemed waived. Notwithstanding the foregoing, in the event that COOK was negligent in the manufacture of the Device and such negligence results in a recall of the Device, Cook shall be liable for the actual out of pocket costs related to such recall.

Article 13, INDEMNIFICATION

13.1 PURCHASER Indemnification. PURCHASER shall indemnify, defend and hold harmless COOK and its directors, officers, employees, subcontractors, agents and Affiliates from and against any and all liabilities, obligations, penalties, claims, judgments, demands, actions, disbursements of any kind and nature, suits, losses, damages, costs and expenses (including, without limitation, reasonable attorney's fees) arising out of or in connection with property damage or personal injury (including without limitation death) of third parties (collectively "Claims") in connection with (a) PURCHASER's storage, promotion, labeling, marketing, distribution, use or sale of Devices or products incorporating Devices, (b) PURCHASER's violation of any regulatory rules, regulations or laws relating to the sale, marketing or distribution of Devices or products incorporating Devices, (c) PURCHASER's negligence or willful misconduct, (d) PURCHASER's breach of this Agreement, or (e) any claim that the use, sale, manufacture, marketing or distribution of Devices or products incorporating Devices by COOK or PURCHASER violates the patent, trademark, copyright or other proprietary rights of any third party, except to the extent any of the foregoing (a) or (e) is caused solely by the negligence or willful misconduct of the Indemnified Parties or solely by the breach by COOK of its obligations under this Agreement.

13.2 COOK Indemnification. COOK shall indemnify, defend and hold harmless PURCHASER and its directors, officers, employees, subcontractors, agents and Affiliates from and against any and all Claims in connection with (a) Cook's violation of any regulatory rules, regulations or laws relating to the manufacturing of the Devices, (b) COOK's negligence or willful misconduct, or (c) COOK's breach of this Agreement, except to the extent any of the foregoing (a) is caused solely by the negligence or willful misconduct of the Indemnified Parties or solely by the breach by PURCHASER of its obligations under this Agreement.

13.3 Indemnitee Obligations. A party (the "Indemnitee") which intends to claim indemnification under this Article 13 shall promptly notify the other party (the "Indemnitor") in writing of any action, claim or other matter in respect of which the Indemnitee or other of its Affiliates, or any of their respective directors, officers, employees, subcontractors, or agents, intend to claim such indemnification; provided, however, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates, and their respective directors, officers, employees, subcontractors and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or other matter, and the Indemnitee agrees to the complete control of such defense or settlement by the Indemnitor. Notwithstanding the foregoing, the Indemnitor shall not enter into any settlement that would adversely affect the indemnitee's rights hereunder, or impose any obligations on the Indemnitee in addition to those set forth herein, in order for it to exercise such rights, without Indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. No such action, claim or other matter shall be settled without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed. The Indemnitee, its

Affiliates, and their respective directors, officers, employees, subcontractors and agents shall fully cooperate with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Article13. The Indemnitee shall have the right, but not the obligation, to be represented in such defense by counsel of its own selection and at its own expense.

Article 14, INSURANCE

14.1 PURCHASER Insurance. PURCHASER shall procure and maintain during the Term of this Agreement and for a period one (1) year beyond the expiration date of Device, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the "PURCHASER Insurance"). The PURCHASER Insurance shall cover amounts not less than ten million dollars ($10,000,000) combined single limit and shall be with an insurance carrier reasonably acceptable to COOK. COOK shall be named as an additional insured on the PURCHASER Insurance and PURCHASER promptly shall deliver a certificate of PURCHASER Insurance and endorsement of additional insured to COOK evidencing such coverage. If PURCHASER fails to furnish such certificates or endorsements, or if at any time during the Term of this Agreement COOK is notified of the cancellation or lapse of the PURCHASER Insurance, and PURCHASER fails to rectify the same within ten (10) calendar days after notice from COOK, in addition to all other remedies available to COOK hereunder, COOK, at its option, may obtain the PURCHASER Insurance and PURCHASER promptly shall reimburse COOK for the cost of the same. Any deductible and/or self insurance retention shall be the sole responsibility of PURCHASER.

14.2 COOK Insurance.  COOK shall procure and maintain during the Term of this Agreement and for a period one (1) year beyond the expiration date of Device, Commercial General Liability Insurance, including without limitation, Product Liability and Contractual Liability coverage (the "COOK Insurance"). The COOK Insurance shall cover amounts not less than ten million dollars ($10,000,000) combined single limit. COOK promptly shall deliver a certificate of COOK Insurance to PURCHASER evidencing such coverage. Any deductible and/or self insurance retention shall be the sole responsibility of COOK.

Article 15, RECALL OF DEVICE

15.1 In the event PURCHASER shall be required to recall any Device because such Device may violate local, state or federal laws or regulations, the laws or regulations of any applicable foreign government or agency or the Specifications, or in the event that PURCHASER or COOK elects to institute a voluntary recall, PURCHASER shall be responsible for coordinating such recall. PURCHASER promptly shall notify COOK if any Device is the subject of a recall and provide COOK with a copy of all documents relating to such recall. COOK shall cooperate with PURCHASER in connection with any recall, at PURCHASER' s expense except as otherwise provided herein.

Article 16, INTELLECTUAL PROPERTY

16.1 Existing Intellectual Property. Except as the parties may otherwise expressly agree in writing, each party shall continue to own its existing patents, trademarks, copyrights, trade secrets and other intellectual property, without conferring any interests therein on the other party. Without limiting the generality of the preceding sentence, COOK shall retain all right, title and interest to its patents and trademarks arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations (collectively, "COOK's Intellectual Property") that are incorporated in and related to all Devices. Without limiting the generality of the first sentence, PURCHASER shall retain all right, title and interest to its patents and trademarks arising under the United States Patent Act, the United States Trademark Act, the United States Copyright Act and all other applicable laws, rules and regulations (collectively, "PURCHASER's Intellectual Property") that are incorporated in and related to all Devices. Neither PURCHASER nor any third party shall acquire any right, title or interest in COOK's Intellectual Property or PURCHASER's Intellectual Property by virtue of this Agreement or otherwise, except to the extent expressly provided herein.

16.2 Individually Owned Inventions. Except as the parties may otherwise agree in writing, all Inventions (as defined herein) which are conceived, reduced to practice, or created by a party in the course of performing its obligations under this Agreement shall be solely owned and subject to use and exploitation by the inventing party without a duty to account to the other party. For purposes of this Agreement, "Invention" shall mean information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know- how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable.

16.3 Jointly Owned Inventions.  All Inventions which are conceived, reduced to practice, or created jointly by the parties and/or their respective agents (i.e., employees or agents who would be or are properly named as co-inventors under the laws of the United States on any patent application claiming such inventions) in the course of the performance of this Agreement shall be owned jointly by the parties. Each party shall have full rights to exploit such Inventions for its own commercial purposes without any obligation to the other. The parties shall share equally in the cost of mutually agreed patent filings with respect to all such jointly owned Inventions. The decision to file for patent coverage on jointly owned Inventions shall be mutually agreed upon. Patent counsel for COOK shall file and prosecute patent applications based on such joint Inventions and, upon request in writing from PURCHASER, shall provide copies of all correspondence to and from patent office(s) to PURCHASER or counsel for PURCHASER and give reasonable consideration to comments received from PURCHASER or counsel for PURCHASER in such filing and prosecution.

16.4 Disclaimer. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as: (i) a grant, transfer or other conveyance by either party to the other of any right, title, license or other interest of any kind in any of its Inventions or other intellectual property, (ii) creating an obligation on the part of either party to make any such grant, transfer or other conveyance or (iii) requiring either party to participate with the other party in any cooperative development program or project of any kind or to continue with any such program or project.

16.5 Rights in Intellectual Property. The party owning any Intellectual Property shall have the world wide right to control the drafting, filing, prosecution and maintenance of patents covering the Inventions relating to such Intellectual Property, including decisions about the countries in which to file patent applications. Patent costs associated with the patent activities described in this Section shall be borne by the sole owner. Each party will cooperate with the other party in the filing and prosecution of patent applications. Such cooperation will include, but not be limited to, furnishing supporting data and affidavits for the prosecution of patent applications and completing and signing forms needed for the prosecution, assignment and maintenance of patent applications.

16.6 Confidentiality of Intellectual Property. Intellectual Property shall be deemed to be the Confidential Information of the party owning such Intellectual Property. The protection of each party's Confidential Information is described in Article 17. Any disclosure of information by one party to the other under the provisions of this Article 17 shall be treated as the disclosing party's Confidential Information under this Agreement. It shall be the responsibility of the party preparing a patent application to obtain the written permission of the other party to use or disclose the other party's Confidential Information in the patent application before the application is filed and for other disclosures made during the prosecution of the patent application.

Article 17, CONFIDENTIAL INFORMATION, NONDISCLOSURE AND PUBLICITY

17.1 Confidentiality. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information to third parties. No provision of this Agreement shall be construed so as to preclude disclosure of Confidential Information as may be reasonably necessary to secure from any governmental agency necessary approvals or licenses or to obtain patents with respect to the Device.

17.2 Litigation and Governmental Disclosure. Each party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary for prosecuting or defending litigation, complying with applicable governmental regulations or conducting pre-clinical or clinical trials, provided that if a party is required by law or regulation to make any such disclosure of the other party's Confidential Information it will, except where impractical for necessary disclosures, for example in the event of a medical emergency, give reasonable advance notice to the other party of such disclosure requirement and will use good faith efforts to assist such other party to secure a protective order or confidential treatment of such Confidential Information required to be disclosed.

17.3 Limitation of Disclosure. The parties agree that, except as otherwise may be required by applicable laws, regulations, rules or orders, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission, and except as may be authorized in Section 18.4, no information concerning this Agreement and the transactions contemplated herein shall be made public by either party without the prior written consent of the other.

17.4 Publicity and SEC Filings. The parties agree that the public announcement of the execution of this Agreement shall only be by one or more press releases mutually agreed to by the parties. The failure of a party to return a draft of a press release with its proposed amendments or modifications to such press release to the other party within five (5) days of such party's receipt of such press release shall be deemed as such party's approval of such press release as received by such party. Each party agrees that it shall cooperate fully and in a timely manner with the other with respect to all disclosures to the Securities and Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of Confidential Information of either party included in any such disclosure.

17.5 Duration of Confidentiality. All obligations of confidentiality and non-use imposed upon the parties under this Agreement shall expire ten (10) years after the expiration or earlier termination of this Agreement; provided, however, that Confidential Information which constitutes the trade secrets of a party shall be kept confidential indefinitely, subject to the limitations set forth in Sections 17.3 through 17.5.

Article 18, FORCE MAJEURE

18.1 Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money) caused by an event outside the affected party's reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation, acts of God; acts of public enemies; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; shortages of material or energy; delays in the delivery of raw materials; acts or orders of any government or agency thereof or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause and a good faith estimate of the continuing effect of the force majeure condition and duration of the affected party's nonperformance, and shall take whatever reasonable steps are appropriate to relieve the effect of such causes as rapidly as possible. If the period of nonperformance by COOK because of COOK force majeure conditions exceeds ninety (90) calendar days, PURCHASER may terminate this Agreement by written notice to COOK. If the period of nonperformance by PURCHASER because of PURCHASER force majeure conditions exceeds ninety (90) calendar days, COOK may terminate this Agreement by written notice to PURCHASER.

Article 19, NOTICES

19.1 All notices hereunder shall be delivered personally or by facsimile (confirmed by overnight delivery), or by overnight delivery with a reputable overnight delivery service, to the following addresses of the respective parties:

If to COOK:	Cook Biotech Incorporated
1425 Innovation Place
West Lafayette, IN 47906

Attn: President

If to PURCHASER:	Axogen, Inc.
13859 Progress Blvd, Suite 400
Alachua, FL 32615
Attn: General Counsel

Notices shall be effective upon receipt if personally delivered, on the day following the date of transmission if sent by facsimile, and on the second business day following the date of delivery to the overnight delivery service if sent by overnight delivery. A party may change its address listed above by notice to the other party given in accordance with this section.

Article 20, APPLICABLE LAW

20.1 This Agreement is being delivered and executed in the State of Indiana. In any action brought regarding the validity, construction and enforcement of this Agreement, it shall be governed in all respects by the laws of the State of Indiana, without regard to the principals of conflicts of laws. The courts of the State of Indiana shall have personal jurisdiction over the parties hereto in all matters arising hereunder, and venue for such suit will be in a state of federal court for the City of Bloomington, Indiana.

Article 21, ASSIGNMENT

21.1 Neither COOK nor PURCHASER may assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, either party, without the consent of the other party, may assign this Agreement and all of its rights or obligations hereunder to a successor or an Affiliate, or in connection with a merger or sale of all or substantially all of the stock or assets of such assigning party to which this Agreement pertains; provided, that such assignee shall be obligated in writing to assume all of the assignor's obligations hereunder; provided that PURCHASER may not assign this Agreement, or its rights or obligations hereunder, to Boston Scientific or any of Boston Scientific's affiliates..

Article 22, TAXES

22.1 PURCHASER shall pay all national, state, municipal or other sales, use, excise, import, property, value added, or other similar taxes, assessments or tariffs assessed upon or levied against the sale of Device to PURCHASER pursuant to this Agreement or the sale or distribution of Device by PURCHASER (or at PURCHASER's sole expense, defend against the imposition of such taxes and expenses). COOK shall notify PURCHASER of any such taxes that any governmental authority is seeking to collect from COOK, and PURCHASER may assume the defense thereof in COOK's name, if necessary, and COOK agrees to fully cooperate in such defense to the extent of the capacity of COOK, at PURCHASER's expense. COOK shall pay all national, state, municipal or other taxes on the income resulting from the sale by COOK of the Device to PURCHASER under this Agreement, including but not limited to, gross income, adjusted gross income, supplemental net income, gross receipts, excess profit taxes, or other similar taxes.

Article 23, SUCCESSORS AND ASSIGNS

23.1 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

Article 24, ENTIRE AGREEMENT

24.1 This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto.

Article 25, SEVERABILITY

25.1 If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

Article 26, WAIVER AND MODIFICATION OF AGREEMENT

26.1 No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties hereto. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

Article 27, INDEPENDENT CONTRACTOR

27A COOK shall act as an independent contractor for PURCHASER in providing the services required hereunder and shall not be considered an agent or joint venturer with PURCHASER.

IN WITNESS WHEREOF,  the parties have caused this Agreement to be signed by their duly authorized representatives as of the later date written below.

“COOK”		“PURCHASER”

COOK BIOTECH INCORPORATED		AXOGEN CORPORATION

By:	/s/ Umesh Patel	By:	/s/ Karen Zaderej

Name:	Umesh Patel	Name:	Karen Zaderej

Title:	President	Title:	President and CEO

Date:	29 Jun 17	Date:	07-13-2017

Exhibit "A"

Device and Specifications

"Device" means extracellular matrix ("ECM") tissue technology which, a provided in the Specifications, is comprised of Small Intestinal Submucosa ("SIS") technology for use in the Field and in the form of a tubular cap closed at one end and open at the other, or in any other form agreed by the parties in writing during the Term to be added to this Agreement. "Field" means use in the peripheral nervous system and the central nervous system to cap off nerve stumps, and expressly excludes uses in the oral cavity for endodontic and periodontal applications and oral and maxillofacial surgery solely as they relate to dental, soft or hard, tissue repair or reconstruction.

Specifications:

As provided in Document Number: D00025721, Title CAPB-1LCHDFFTAG. Revision 1 attached hereto.

***

Exhibit "B"

Device Purchase Price:	US$*** per unit